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                                                                    EXHIBIT 99.2

PRESS/INVESTOR CONTACT:
Ian Bailey
408 282 4185



       Metricom Receives Notification from Nasdaq of Additional Deficiency


San Jose, CA., August 30, 2001--Metricom, Inc. (Nasdaq:MCOQE), a high-speed wireless data services company, today announced that, on August 29, 2001, it received an additional Nasdaq staff determination letter indicating that, as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, Metricom is currently not in compliance with Marketplace Rule 4310(c)(14), as required for continued listing on The Nasdaq Stock Market. As a consequence of the filing deficiency, Metricom's trading symbol has been changed to MCOQE.

Trading in Metricom's Common Stock has been suspended since July 2, 2001, following its announcement that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As a result of the bankruptcy filing, on July 26, 2001, Metricom received an initial Nasdaq staff determination letter regarding delisting of its Common Stock and has requested a hearing before a Nasdaq Listing Qualifications Panel. Metricom cannot provide any assurances that its Common Stock will continue to be listed on The Nasdaq Stock Market.

Statements made or implied in this press release that are not historical facts, including those related to the Chapter 11 proceeding, the liquidation process, the Company's ability to continue to have its securities listed on The Nasdaq Stock Market, successfully restructure its debts operations or successfully emerge from the Chapter 11 proceeding are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Information provided is based on certain assumptions that management believes to be reasonable at this time. All forward-looking statements are subject to risks that the actions or strategies described will not be successfully completed or achieved, including the risk that the Company's securities will not continue to be listed on The Nasdaq Stock Market.

Note to Editors: Metricom is a registered trademark of Metricom, Inc.